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                                                     Exhibit 99

                         NEWS RELEASE

Union Camp Corp. 1600 Valley Rd. Wayne, N.J. 07470    201-628-2275
                                                 Fax: 201-628-2349
__________________________________________________________________


FOR IMMEDIATE RELEASE
CONTACT: Brian McDermott      201-628-2275


            UNION CAMP SAVANNAH LINERBOARD MACHINE
                   SUFFERS EXTENSIVE DAMAGE
                   IN DRYER SECTION FAILURE


WAYNE, NJ, August 9, 1994--One of the six paper machines at Union Camp's Savannah, Ga., kraft paper and board mill was extensively damaged by a dryer section failure on Sunday night. There were no injuries in the 10:00 p.m. incident.
     The 700-tons-per-day No. 6 machine, which was installed in the mid-1950s, produces heavyweight linerboard for the manufacture of corrugated boxes. While the machine is expected to be down for an extended period, the company is exploring alternative production options.
     Company engineers are still working to determine the precise cause of the accident and to specify the scope, cost and time frame of the repairs. The company is covered by business interruption insurance.
     Company officials caution against premature projections of lost production time and tonnage until the repair program and alternative production options are fully explored.
     The company is notifying its customers that this unforeseen incident could make it impracticable to fulfill all of their needs and is working on an allocation process that will be fair and reasonable to all.
     Union Camp is a Wayne-based forest products company that produces paper, packaging, chemicals and wood products. With $3 billion in annual sales, it ranks among America's top 200 industrial corporations.